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                                                Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                             200.83 and 240.2b-2

                                                                   EXHIBIT 10.47

                                 CONFIDENTIAL

                  MassARRAY(TM) Core Facility Contract Terms


                          SEQUENOM, Inc. ("Sequenom")
                           11555 Sorrento Valley Rd
                           San Diego, CA 92121-1331
                                      USA

                                      and

               Hitachi, Ltd., Life Science Group ("Hitachi LS")
                               1-3-1, Minamidai
                       Kawagoe, Saitama, 350-1165, Japan


     Between, Hitachi, Ltd., Life Science Group ("Hitachi LS") a corporation duly organized and existing under the laws of Japan and having offices at 1-3-1, Minamidai, Kawagoe, Saitama, 350-1165, Japan, and Sequenom, Inc. ("Sequenom") a Delaware corporation having its principal place of business at 11555 Sorrento Valley Road, San Diego, California 92121-1331, U.S.A. (collectively the "parties");

     Whereas, Sequenom is in the business of, among other things, designing, developing, manufacturing and selling proprietary biopolymer analysis products and related software and consumables;

     Whereas, Sequenom has expertise in the development and utilization of mass spectrometry for biopolymer analysis and has developed Sequenom's proprietary MassARRAY(TM) products, technology, assays, assay design protocols and methods, and related know-how for high-throughput DNA analysis;

     Whereas, Hitachi LS desires to license Sequenom's MassARRAY technology and have access to Sequenom's related know-how, including Sequenom's assay design abilities and Sequenom desires to provide the same in exchange for certain fees, intellectual property and revenue sharing rights; and

     Whereas, Sequenom and Hitachi LS would like to set forth the general terms and conditions of such an arrangement in this binding Letter of Intent, which upon execution, obligates the parties as follows:


1.  General Terms

  1.1 Research License. Sequenom grants Hitachi LS the right to use Sequenom's MassARRAY technology for individual sample "DNA Genotyping" (as defined in 1.1.1) in the Territory for Hitachi LS's "Internal Research and Development Purposes" (as defined in 1.1.2).

       1.1.1 "DNA Genotyping" means performing services involving analysis of biopolymer samples to discover, test, confirm, or validate potential or known mutations or polymorphisms or identifying and characterizing mutations or polymorphisms as to genotype and/or allelotype.

       1.1.2 "Internal Research and Development Purposes" means purposes and activities within Hitachi LS that are limited to research and development activities involving DNA Genotyping.

1.2 Commercial License. Sequenom grants Hitachi LS the right to use MassARRAY technology for individual sample "Commercial DNA Genotyping" (as defined in 1.2.1) and individual sample "Commercial Diagnostics Services" (as defined in 1.3.1) in the Territory.

       1.2.1 "Commercial DNA Genotyping" means DNA Genotyping (as defined in 1.1.1) for customers or collaborators in exchange for a fee or fee equivalent.

       1.2.2 For all Commercial DNA Genotyping services using MassARRAY technology, Hitachi LS will pay Sequenom [...***...] of the revenues from such services.

       1.2.3 Where a combination of commercial services (including Commercial DNA Genotyping services) is provided to a customer of Hitachi LS, the value of the MassARRAY based services component will be fairly allocated, independently identified, and a payment applied to this component only. Activities involving -assay design, sample preparation, sample amplification, genotype analysis and calling are all considered to be MassARRAY based services and will be included in the fair allocation and payment to Sequenom.

       1.2.4 The revenues associated with a Commercial DNA Genotyping service using MassARRAY technology must fairly reflect the value of such service in the Territory.

       1.2.5 For Commercial DNA Genotyping services that include Diagnostic Assays developed or co-developed by Sequenom, an additional payment will be paid by Hitachi LS to Sequenom as set forth under sections 1.3.2.1 and 1.3.3.1 below.

1.3 Diagnostic Assays: The parties recognize and acknowledge that Hitachi LS and Sequenom will each be designing and developing assays and assay panels useful for providing Commercial Diagnostics Services (as defined in 1.3.1). These assays and assay panels for Commercial Diagnostics Services will be referred to as "Diagnostic Assays." The following outlines the parties' understanding in this regard.

       1.3.1 "Commercial Diagnostics Services" means, in exchange for a fee or fee equivalent, performing DNA Genotyping in conjunction with (a) the diagnosis or monitoring of any disease, state, or condition in humans, or (b) the selection of treatment of any disease, state, or condition in humans, or (c) the determination of genetic traits in humans. Commercial Diagnostics Services includes the use of DNA Genotyping in conjunction with a clinical diagnostic test (regardless of whether such clinical diagnostic test has been approved by the United State FDA or any governmental or regulatory authority in Japan or elsewhere). Commercial Diagnostics Services includes the provision of medical diagnostic information to a patient/individual or to an intermediate company/provider that transfers this information a patient/individual or their medical fund.

*** Confidential Treatment Requested
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       1.3.2  Hitachi LS will have the ability to license Sequenom Diagnostic
              Assays (that is, assays from Sequenom that are not a standard distribution product that would be available through Nissei Sangyo Co., Ltd.) on a non-exclusive basis for Commercial Diagnostics Services to be provided by Hitachi LS in the Territory. The only exception will be for Sequenom Diagnostic Assays which, prior to entering into this Letter of Intent, have already been exclusively licensed to another party.

              1.3.2.1   In addition to the [...***...] payment obligation under
                        section 1.2.2 for Commercial DNA Genotyping, Hitachi LS shall pay Sequenom an additional payment of [...***...] of the revenues from Commercial Diagnostics Services using a Sequenom Diagnostic Assay. For clarity, Hitachi LS's total payment obligation to Sequenom for Commercial Diagnostics Services using a Sequenom Diagnostic Assay will be [...***...].

       1.3.3 For Diagnostic Assays that are co-developed by Hitachi LS and Sequenom, Sequenom shall grant an exclusive license to Hitachi LS to Sequenom's rights in such Diagnostic Assays, for Commercial Diagnostics Services in the Territory for a period of [...***...] from the date such Diagnostic Assay is available for use in Commercial Diagnostics Services. Following the expiration of this [...***...] period, such co-developed Diagnostic Assays may be licensed by Sequenom to other parties.

              1.3.3.1   In addition to the [...***...] payment obligation under
                        section 1.2.2 for Commercial DNA Genotyping, Hitachi LS shall pay Sequenom an additional payment of [...***...] the revenues from Commercial Diagnostics Services using a co-developed Diagnostic Assay. For clarity, Hitachi LS's total payment obligation to Sequenom for Commercial Diagnostics Services using a co-developed Diagnostic Assay will be [...***...].

       1.3.4 For Diagnostic Assays designed and developed solely by Hitachi LS that are used in Commercial Diagnostics Services, Hitachi LS will be obligated to pay Sequenom the [...***...] payment for Commercial DNA Genotyping as set forth under section 1.2.2. For clarity, Hitachi LS's total payment obligation to Sequenom for Commercial Diagnostics Services using a Hitachi LS developed Diagnostic Assay will be [...***...].

1.4 Revenue Sharing. For the commercial license payments and diagnostic assay payments refererenced under sections 1.2 and 1.3 payable to Sequenom that are based upon percentages of revenues, the parties agree to [...***...] that will be payable to Sequenom [...***...]. Hitachi LS agrees to provide Sequenom [...***...] and the parties agree to [...***...] that will be payable to Sequenom.

*** Confidential Treatment Requested
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1.5    Pooling Technology. At least for the present time, this licensed right will not include the right for Hitachi LS to use Sequenom's proprietary, quantitative, pooled sample analysis technology for determining allele frequencies in populations for more than one biopolymer sample, simultaneously. The sale or support of DNA Genotyping programs or services by Hitachi LS that would make use of this pooling technology will require completion of a separate and independent agreement between Sequenom and Hitachi LS. Should such opportunities arise, the parties agree to negotiate the terms of such an agreement in good faith.

1.6 Access to Distribution Products. Hitachi LS will have access (that is, access through Nissei Sangyo as a Distributor of Sequenom products, including assays) to Sequenom developed genotyping assay panels (subject to the limitations and restrictions as set forth in the Letter of Intent re Distribution between Nissei Sangyo and Sequenom) at Nissei's cost, at Nissei's discretion.

1.7 Assay Design and Oligo QC Software. Sequenom will sell SpectroDESIGNER Assay Design Software and SpectroCHECK Oligo QC software to Nissei Sangyo Co., Ltd. for the use by and benefit of Hitachi Ltd., Life Science Group in their Core Facility for Commercial Genotyping Services. The transfer of this software is beyond the scope of the present Core Facility Agreement and will be provided for separately in an Agreement with Nissei Sangyo Co., Ltd.

1.8    Territory: Territory for the contract is Japan.

       1.8.1 Hitachi LS may provide Commercial DNA Genotyping services to companies or entities (third parties) that have an established business office in the Territory and that are headquartered or are principally located outside of the Territory, provided that the provision of services to this company or entity does not conflict with the business interests of Sequenom in dealing with the same company or entity outside of the Territory.

       1.8.2 Hitachi LS must obtain written authorization from Sequenom prior to the provision of Commercial DNA Genotyping Services using MassARRAY technology for any company, entity, or individual outside the Territory.

1.9 Term: Until [...***...]; renewable on an annual basis thereafter upon mutual agreement.

1.10 Confidentiality. This Letter of Intent and the information contained herein, is considered the Confidential Information of Sequenom. Hitachi LS agrees to (i) hold such Confidential Information in strict confidence;
       (ii) not disclose it to any third parties or to use it in any way, commercially or otherwise; and (iii) not allow any unauthorized person access to such Confidential Information, without the prior written consent of Sequenom.

1.11 Detailed Agreement. Both parties agree that a formal, detailed agreement, that will include the terms herein, will be executed by the parties within sixty (60) days following the execution of this binding Letter of Intent.

*** Confidential Treatment Requested
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2.  Sequenom Support Commitment

  2.1 Sequenom will provide Hitachi LS personnel with comprehensive training covering system installation, support and service; applications and systems software, assay development and implementation.

3.  Intellectual Property

  3.1 Inventions, discoveries, products, assays, improvements, and modifications that are conceived and developed by Hitachi LS will be owned by Hitachi LS (or jointly owned in the case of joint conception or development with Sequenom) except where such inventions, discoveries, products, assays, improvements, or modifications pertain to improvements, modifications, or revisions to the MassARRAY System, related software, related consumables, or Sequenom assays, in which case Hitachi LS will grant back to Sequenom an exclusive, perpetual, royalty-free license to such improvements, modifications, or revisions, for all purposes, while Hitachi LS will reserve the royalty free right to use such improvements, modifications, or revisions for Hitachi LS's internal use only, without sublicense rights. For co-developed Diagnostic Assays, as set forth in section 1.3.3 and 1.3.3.1, ownership shall be joint, but subject to the license rights set forth in sections 1.3.3 and 1.3.3.1.

4. Trademarks and Brand Ownership

  4.1 All trademarks, trade names, trade dress and other trade rights of Sequenom remain the property of Sequenom, however, Hitachi LS will use such trade rights in connection with its supply of MassARRAY based DNA Genotyping Services and Diagnostics Services to customers, provided that such use has been approved and authorized by Sequenom, in writing, in advance. Nothing in this section should be construed to prevent Hitachi LS from using brand or trade names of its own, in conjunction with those of Sequenom, for MassARRAY based assays developed solely by Hitachi LS, co-developed with Sequenom, or those exclusively licensed to Hitachi LS by Sequenom.

5. Payment Terms

  5.1 Hitachi LS will pay Sequenom a [...***...] Core Facility fee of [...***...]. Hitachi LS will pay [...***...] by wire transfer to an account designated by Sequenom [...***...]. Hitachi LS will pay to Sequenom the remaining portion [...***...] of the Core Facility fee due, by wire transfer within thirty (30) days of [...***...].

  5.2 All fees due and prices are net amounts due to Sequenom, exclusive of any and all taxes, customs, duties, or other fees that may be governmentally imposed or otherwise.

  5.3 All payments shall be made in United States dollars and are fixed amounts regardless of exchange rate fluctuations.

*** Confidential Treatment Requested
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     In Witness Whereof, both Sequenom and Hitachi LS have executed this Letter of Intent, in duplicate originals, by their respective employee hereunto duly authorized, as of the date below.

Sequenom, Inc.                             Hitachi Ltd., Life Science Group

By:  /s/ Rick Episcopo                  By:  /s/ Idiroya Taguchi
   ---------------------------------       --------------------------------
Name:  Rick Episcopo                    Name:  Idiroya Taguchi
     -------------------------------         ------------------------------
Title:  Sr. V.P. Commercial Ops.        Title:  President & CEO
      ------------------------------          -----------------------------
Date:  December 9, 2000                 Date:  11 Dec. 2000
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